Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Ltd. Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Increase of 17% in First Quarter of Fiscal 2020

Declares Quarterly Cash Dividend of $0.02 per Common Share

SAN DIEGO, CA, March 12, 2020 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the first quarter of fiscal 2020 ended January 31, 2020.

First Quarter Fiscal 2020 Highlights and Operating Results:

•	Net sales increased 17% year over year to $12.4 million
•	Net income was $26,000, or $0.00 per diluted share
•	Non-GAAP net income was $241,000, or $0.02 per diluted share
•	Adjusted EBITDA was $471,000
•	Declared $0.02 per share dividend, the Company’s 39th consecutive quarterly dividend

Robert Dawson, President and CEO of RF Industries, commented:

“Our first quarter is typically our lightest quarter, though we did grow 17% over last year. In addition to the usual seasonal factors, the softer industry-wide spending by wireless carriers contributed to lower project sales than originally expected. Fortunately, our distribution business continues to be diverse and healthy and, while spend from the wireless carriers was extremely light during the quarter, we are seeing signs of improvement in our second quarter. Our bookings have picked up across all divisions and backlog has increased in the second quarter to date. Looking forward, we maintain a solid balance sheet with no debt and a strong cash position. While we are unsure of the full economic impact of the coronavirus and we acknowledge that it may present a short-term speed bump in our growth, we are focused on mitigating the impact. We will continue to execute on our long-term growth plan through active management and strong customer relationships.”

First Quarter Fiscal 2020 Results

Net sales in the first quarter of fiscal 2020 were $12.4 million, an increase of 17%, or $1.8 million, compared to $10.6 million in the first quarter of fiscal 2019. The year-over-year increase in net sales reflects sales contribution from the Company’s acquisition of Schroff Technologies and C Enterprises.

Gross profit for the first quarter was $3.3 million compared to $3.1 million in the first quarter last year. Gross margins were 26.2% of net sales, compared to 29.5% of net sales in the fiscal 2019 first quarter. The decline in margins was primarily due to product mix at the Custom Cabling segment driven by lower margins at the C Enterprises subsidiary.

Total operating expenses increased $0.9 million to $3.3 million (26.2% of net sales) compared to $2.4 million (22.2% of net sales) in the first quarter last year primarily due to the absorption of the additional selling and general expenses of newly acquired Schroff Technologies and C Enterprises. Total operating expenses in the current quarter included 1) $187,000 in stock-based compensation expense, an increase of $73,000 over the first quarter last year, due in part to compensation costs related to the Company’s recently hired Chief Revenue Officer, 2) $173,000 of amortization expense, an increase of $104,000 over last year, as a result of the acquisition of Schroff Technologies and 3) acquisition-related costs of $28,000, also due to the Schroff Technologies acquisition, an increase of $24,000 over last year.

Net income for the first quarter of fiscal 2020 was $26,000, or $0.00 per diluted share, compared to $640,000, or $0.07 per diluted share, in the first quarter last year.

Non-GAAP net income for the first quarter fiscal 2020 was $241,000, or $0.02 per diluted share, compared to $758,000, or $0.08 per diluted share in the first quarter last year. For the first quarter fiscal 2020, non-GAAP adjustments included $187,000 in stock based compensation expense, an increase of $73,000 compared to $114,000 in the first quarter last year. Non-GAAP net income for the first quarter fiscal 2020 also included a $28,000 adjustment for acquisition related costs and expenses associated with the acquisition of Schroff Technologies compared to $4,000 in the first quarter last year.

Adjusted EBITDA for the first quarter fiscal 2020 was $471,000, compared to $1,041,000 in the first quarter last year. For the first quarter fiscal 2020, adjusted EBITDA included $187,000 stock-based compensation expense, and $28,000 in acquisition-related costs and expenses, as described above. Adjusted EBITDA for the first quarter fiscal 2020 also included $173,000 amortization expense, an increase of $104,000 compared to $69,000 in the first quarter last year primarily due to the impact of acquiring Schroff Technologies.

Balance Sheet Data; Dividends

At January 31, 2020, the Company reported working capital of $23.8 million, including cash and cash equivalents of $14.4 million, a current ratio of 5.4-to-1 and no outstanding debt.

At its March 5, 2020 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on April 15, 2020 to stockholders of record on March 31, 2020.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Time (4:30 p.m. ET) to discuss its first quarter 2020 financial results. To access the conference call, dial 888-394-8218 (US and Canada) or 323-794-2591 (International). The conference ID is 2522210. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 2522210.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, and future net sales goals, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; uncertainty regarding the impact of the Coronavirus outbreak on its supply chain; and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income and non-GAAP earnings per diluted share (non-GAAP EPS). We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, and acquisition related costs and expenses. For Adjusted EBITDA we also exclude depreciation, amortization, and provision for income taxes. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income, and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP Net income, and non-GAAP EPS are not measurements of financial performance under GAAP, and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

# # #

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2020	2019

Net sales	$12,414	$10,647
Cost of sales	9,161	7,502

Gross profit	3,253	3,145

Operating expenses:
Engineering	596	320
Selling and general	2,656	2,039
Total operating expenses	3,252	2,359

Operating income	1	786

Other income	11	22

Income before provision/(benefit) for income taxes	12	808
Provision/(benefit) for income taxes	(14)	168

Net income	$26	$640

Net income per share - Basic	$0.00	$0.07
Net income per share - Diluted	$0.00	$0.06

Weighted average shares outstanding:
Basic	9,564,533	9,309,454
Diluted	9,873,336	9,838,154

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2020	2019
ASSETS	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$14,390	$12,540
Trade accounts receivable, net	5,745	12,190
Inventories, net	8,390	8,245
Other current assets	721	685
TOTAL CURRENT ASSETS	29,246	33,660

Property and equipment, net	867	839
Right of use asset, net	2,024	--
Goodwill	2,753	1,340
Amortizable intangible assets, net	3,700	1,092
Non-amortizable intangible assets	1,174	657
Other assets	68	112
TOTAL ASSETS	$39,832	$37,700

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,220	$2,406
Accrued expenses	3,311	3,653
Income taxes payable	--	21
Other current liabilities	933	--
TOTAL CURRENT LIABILITIES	5,464	6,080

Deferred tax liabilities	18	--
Operating lease liabilities	1,191	--
Other long-term liabilities	1,215	87
TOTAL LIABILITIES	7,888	6,167

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,745,135 and 9,462,267 shares issued and outstanding at
January 31, 2020 and October 31, 2019, respectively	98	95
Additional paid-in capital	22,524	21,949
Retained earnings	9,322	9,489
TOTAL STOCKHOLDERS' EQUITY	31,944	31,533
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$39,832	$37,700

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to non-GAAP Net Income

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2020	2019
Net income	$26	$640
Stock-based compensation expense	187	114
Acquisition-related costs	28	4
Non-GAAP net income	$241	$758

Non-GAAP net income per share:
Basic	$0.03	$0.08
Diluted	$0.02	$0.08

Weighted average shares outstanding
Basic	9,565	9,309
Diluted	9,873	9,838

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Three Months Ended January 31,
	2020	2019
Net income	$26	$640
Stock-based compensation expense	187	114
Acquisition-related costs	28	4
Amortization expense	173	69
Depreciation expense	82	68
Other income	(11)	(22)
Provision for income taxes	(14)	168
Adjusted EBITDA	$471	$1,041